Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is effective May 31, 2019 and entered into by and between Paul Rainey (“Employee”) and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”). Together, Employee and the Company shall be referred to, individually, as a “party,” and, collectively, as the “parties.” Employee shall execute and deliver this Agreement no earlier than the Termination Date (as defined below) and no later than the twenty-first (21st) day after Employee’s receipt of this Agreement.

RECITALS

A. Employee has served as an employee of the Company or one of its affiliates.

B. On May 13, 2019, Employee delivered notice of his resignation as Chief Financial Officer of the Company, effective May 16, 2019, following which Employee will remain a non-executive employee of the Company until May 31, 2019.

C. On May 31, 2019 (the “Termination Date”), Employee’s employment by the Company will end and Employee will receive all wages, salary, commissions and other benefits owed to Employee by the Company through that date, other than the Termination Benefits (as defined below) expressly set forth herein.

D. The parties desire the full, amicable and final resolution of any and all claims that either party may have or claim to have against the other, on the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby expressly acknowledged, each of the parties hereto, intending to be legally bound, agrees as follows:

1. No Admission of Liability. This Agreement, and performance of the acts required by it, do not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence, or wrongdoing by the Company or any of the Company Released Parties (as defined below).

2. Accrued Amounts. Regardless of whether Employee enters into this Agreement:

a. The Company shall pay Employee within 10 days after the Termination Date (or otherwise in accordance with applicable law): (i) Employee’s base salary accrued and due to Employee for the last paycheck through the Termination Date, less applicable tax withholding, and (ii) an amount for reimbursement of reimbursable business expenses incurred by Employee through the Termination Date, in accordance with the Company’s applicable expense reimbursement policies.

b. Following the Termination Date, Employee and Employee’s eligible dependents shall be eligible for continued coverage under the group health plans provided to employees of the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the terms and conditions thereof.

3. Termination Benefits. Employee’s resignation shall be considered a Qualifying Termination under the Executive Severance Plan (defined below) entitling him to the corresponding payments and benefits thereunder. In consideration for Employee’s promises, covenants and agreements in this Agreement, beginning after the Effective Date of this Agreement (as described below), Employee shall be entitled to the following compensation and benefits and no other (collectively, “Termination Benefits”):

a. A payment equal to $384,375.00 as provided by the Company’s Change in Control and Severance Plan for Senior Management (the “Executive Severance Plan”), which amount will be paid in one lump sum, less applicable tax withholdings.

b. A prorated portion of Employee’s annual cash bonus for the current fiscal year shall be calculated and determined according to Section 5.1(d) of the Executive Severance Plan. In calculating the bonus, Employee shall be treated in a manner comparable to and not less favorable than other senior executives at the Company.

c. Subject to Employee’s timely election of continued health insurance coverage under COBRA and solely to the extent permitted by the terms of the Company’s health plans and applicable law, payment by the Company of an amount equal to the full premiums for participation in COBRA with continued coverage equivalent to Company’s health plans and programs, less the amount contributed by Employee for spouse and dependent coverage while employed by Company, to the same extent of Employee’s and his or her eligible dependents’ participation under such health plans as of immediately prior to the Termination Date, until the earlier of (x) twelve (12) months from the Termination Date or (y) Employee otherwise becomes ineligible for COBRA.

d. Following the Effective Date of this Agreement (as described below) Employee shall be provided with six (6) months of outplacement services by Lee Hecht Harrison or another third party selected by the Company.

4. Treatment of Equity.

a. All vested stock options of the Company that Employee holds as of the Termination Date shall remain outstanding and eligible for exercise as provided in the underlying written equity award agreement(s) between the Company and Employee.

b. Employee agrees that all unvested Company equity held by Employee (restricted stock units, stock appreciation rights, options and otherwise) shall vest and shall remain eligible for exercise according to Section 5.1(h) or Section 5.2(e) of the Executive Severance Plan, as applicable.

5. Sole and Exclusive Benefits. Employee agrees and acknowledges that upon satisfaction of the payments in Sections 2 and 3, the Company shall have fully satisfied all obligations to Employee in respect of Employee’s employment and termination of such employment, and that such payments and benefits are in full, final and complete settlement of all claims set forth in Section 6 below that Employee may have, as of the date hereof, against the Company and each of its current, former, and future parent corporations, subsidiaries, affiliates, predecessor entities, employee benefit plans, and related past, present and future entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, insurers, fiduciaries, agents, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns (each a “Company Released Party”).

6. Release of Claims. In consideration for the Termination Benefits, Employee, for Employee and Employee’s heirs, successors and assigns, does hereby waive, release, acquit and forever discharge each Company Released Party, from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “Employee Claims”), of whatever nature, whether known or unknown, which exist or may exist on Employee’s behalf against each Company Released Party as of the date of this Agreement, including but not limited to any and all Employee Claims arising out of or relating to the offer of employment to Employee dated April 7, 2017 (the “Employment Agreement”), Employee’s employment with the Company or the termination of that employment. Employee understands and agrees that Employee is waiving any and all rights Employee may have had, now has, or in the future may have, to pursue any and all remedies available to Employee under any employment-related cause of action, including without limitation, any and all claims under the Employment Agreement, tort claims, contract claims, fiduciary duty claims, wage claims, bonus claims, commission claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws) and/or discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, all relevant state and local employment, whistleblower, human rights, labor and wage laws, including but not limited to the California Family Rights Act and the California Fair Employment and Housing Act, including those based on race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation. Notwithstanding the foregoing, Employee is not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter or bylaws of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law (including any right to file a charge or complaint with or to participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or a comparable state or local agency, the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization or governmental entity to the extent required by law); or (c) any claims arising from the breach of this Agreement. Employee hereby represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against any Company Released Party.

7. Waiver of Unknown Claims. Employee acknowledges that Employee may hereafter discover claims or facts in addition to or different from those that Employee now knows or believes to exist with respect to the subject matter of the releases contained in this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected Employee’s release or decision to enter into this Agreement. Nevertheless, Employee waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In particular, and without limiting the foregoing, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties hereby expressly waive and relinquish all rights and benefits under that provision of California law and any law of any jurisdiction of similar effect with respect to their release of any claims hereunder. Employee agrees that the release of claims set forth in this Agreement shall be and remain in effect in all respects a complete general release as to the matters released.

8. Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the ADEA and that this Agreement is knowing and voluntary. Employee acknowledges that the consideration given for this Agreement and the general release set forth herein is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

a. Employee should consult with an attorney prior to executing this Agreement;

b. Employee has twenty-one (21) days within which to consider this Agreement and seven (7) days following Employee’s execution of this Agreement to revoke it as set forth in Section 21;

c. This Agreement shall not be effective until the revocation period has expired; and

d. Nothing in this Agreement precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

9. Return of Company Property. As a condition of receiving the benefits set forth in this Agreement, Employee will return to the Company upon or before execution of this Agreement any property of the Company in Employee’s possession, custody or control, including, but not limited to, files, identification cards, computers, data storage devices, passwords and office keys.

10. Confidentiality and Proprietary Information. Employee acknowledges that due to the position Employee has occupied and the responsibilities Employee has had at Company, Employee has received confidential information concerning the Company’s and its affiliates’ procedures, technologies, strategies, employees, customers, vendors, contractors, subcontractors, sales, prices and contracts and other proprietary information. Employee acknowledges and agrees that all such information, together with any other information learned by Employee during Employee’s tenure (whether as an employee, consultant or otherwise) at the Company (whether oral or written, and including any information learned at any of the Company’s predecessor or acquired companies), shall remain confidential, and Employee may not disclose that information to any other person without the Company’s express prior written consent other than (x) as required by law or (y) as otherwise set forth in this Section 10. Employee further understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential, and Employee shall not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, except to Employee’s immediate family members and professional representatives, all of whom shall be informed of and agree to be bound by this confidentiality clause (unless already bound by an equivalent obligation of confidentiality) before any such disclosure. Notwithstanding this Section 10 or anything else to the contrary in this Agreement, any confidentiality or non-disclosure provision does not prohibit or restrict Employee from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization or governmental entity. Employee understands and acknowledges that Employee does not need the prior authorization of the Company to make any such reports or disclosures and that Employee is not required to notify the Company that Employee has made such reports or disclosures. For the avoidance of doubt, Employee’s confidentiality and invention ownership and assignment obligations to which Employee was subject during Employee’s employment with the Company are in addition to your confidentiality obligations in this Section 10 and shall survive indefinitely following Employee’s termination of employment in accordance with their terms, including those obligations set forth in Employee’s Employment Agreement and as imposed upon Employee pursuant to Company policies and Employee’s fiduciary duties.

11. Restrictive Covenants. Employee shall abide by the terms and conditions of the Employee Statement & Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, and Non-Solicitation (the “Restrictive Covenant Agreement”) set forth in Section 2 of Attachment A to the Employment Agreement and the Restrictive Conditions set forth in Exhibit B to the Executive Severance Plan. As provided by Section 7 of the Executive Severance Plan, upon completion of the twelve (12) month “Restricted Period,” Employee shall certify to the Company in writing that he has complied with the restrictive conditions set forth in Exhibit B to the Executive Severance Plan. If, at the time of enforcement of any of the provisions of this Section 11, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Employee agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

12. Mutual Non-Disparagement. Employee will not in any way, either directly or indirectly, make, publish or otherwise communicate any untrue, negative, harmful, misleading,

disparaging or derogatory statements or remarks, whether in writing, verbally, by conduct or otherwise, about the Company or any other Company Released Party (or any of their respective employees, officers, directors, or agents); provided that nothing in this Section 12 or Agreement is intended to or should be construed to prevent Employee from fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, testifying fully and truthfully in any action, proceeding or regulatory matter or otherwise reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of law. Company will not in any way, either directly or indirectly, make, publish or otherwise communicate any untrue, negative, harmful, misleading, disparaging or derogatory statements or remarks, whether in writing, verbally, by conduct or otherwise, about Employee.

13. Cooperation in Litigation. Employee shall (i) provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company (“Company Litigation”); (ii) make Employee available to the Company on reasonable notice and without the need for issuance of any subpoena or similar process to testify in any Company Litigation; and (iii) if required by legal process to provide sworn testimony in any Company Litigation, consult with and permit Company-designated legal counsel to be present for such testimony, the costs of such designated counsel to be solely the responsibility of the Company. If sworn testimony of the Employee is required by legal process in any Company Litigation, Employee shall confine Employee’s testimony to items about which Employee has knowledge, rather than speculation or opinion testimony, unless otherwise directed by legal process. Company shall continue to indemnify and defend Employee for all claims arising from or related to Employee’s work in accordance with the Indemnity Agreement, dated April 9, 2017, between Company and Employee, Article VIII of the Amended and Restated By-Laws of the Company (Adopted September 20, 2016), and/or Company’s applicable D&O Insurance Policy in accordance with the terms of such policy.

14. Voluntary Execution. Employee hereby acknowledges that Employee has read and understands this Agreement and that Employee signs this Agreement voluntarily and without coercion. Employee further acknowledges that Employee has been advised by the Company to obtain independent legal advice regarding the matters contained in this Agreement. Employee further acknowledges that the waivers Employee has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that Employee is forever foreclosed from pursuing any of the rights waived.

15. Severability.    If any provision of the general release given by Employee under this Agreement is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

16. Successors and Assigns. This Agreement shall be binding upon the parties’ respective representatives, heirs, executors, administrators, successors and assigns, and inures to the benefit of each of the Company’s current, former, and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, shareholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns.

17. Integration. This Agreement (including the Recitals hereto) constitutes a single, integrated, written contract setting forth the entire agreement between the parties, and supersedes any and all prior agreements or understandings, whether written or oral, between the parties regarding its subject matter (including any severance and termination benefits provided for in any employment or offer letters or other arrangements with the Company and in any policies promulgated by the Company (formally or informally), as well as in any incentive compensation agreements with or programs sponsored by the Company (formally or informally)). This Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.

18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of California to be applied.

19. Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

20. Resignation from Director and Officer Positions. Employee hereby resigns from all positions as an officer, director or manager (or any equivalent of the foregoing) of the Company and any of its subsidiaries and affiliates. Employee further agrees to cooperate with the Company in effecting the foregoing, if the Company so requests.

21. Effective Date. Employee acknowledges that Employee has been given twenty-one (21) days to consider this Agreement. If Employee elects to execute and deliver this Agreement before the expiration of the twenty-one (21) day period, Employee has done so knowingly and voluntarily. In addition, Employee understands that Employee has up to seven (7) days after executing and delivering this Agreement to rescind this agreement by notifying both Kim Nakamaru (kim.nakamaru@globaleagle.com) and Zant Chapelo at the Company (zant.chapelo@globaleagle.com) of this fact in writing within the seven (7) day revocation period. The “Effective Date” of this Agreement will be the later of (a) the date immediately following the expiration of the seven (7) day revocation period if no revocation has been received and (b) May 31, 2019.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release on the date(s) indicated below.

EMPLOYEE

Paul Rainey

Signature:	/s/ Paul Rainey	Date: 5/24/2019

COMPANY

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Zant Chapelo
Name:	Zant Chapelo
Title:	SVP People Services	Date: 5/27/2019